Exhibit 10.31

                      Purchase and Sale Agreement between
               CNL Hospitality Corp. and WII Denver Tech, LLC and
       PAH Billerica Realty Company, LLC and Wyndham International, Inc.
        relating to the Wyndham Denver Tech Center and Wyndham Billerica


                          PURCHASE AND SALE AGREEMENT
                                 by and between


                             CNL HOSPITALITY CORP.
                       a Florida corporation, or assigns,

                                    as BUYER

                                      and


                             WII DENVER TECH, LLC,
                      a Delaware limited liability company

                                      and

                       PAH BILLERICA REALTY COMPANY, LLC,
                     a Delaware limited liability company,

                                   as SELLER

                                      and

                          WYNDHAM INTERNATIONAL, INC,
                            a Delaware corporation,
                                   as Wyndham

                                   Premises:

          Wyndham Denver Tech Center Hotel located in Denver, Colorado

                                      and

          Wyndham Billerica Hotel located in Billerica, Massachusetts


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                                TABLE OF CONTENTS

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1.       Definitions.............................................................................................


2.       Purchase and Sale of Properties.........................................................................


3.       Purchase Price..........................................................................................


4.       Closing Date............................................................................................


5.       The Seller's Deliveries; Inspection Period..............................................................


6.       Conditions to Buyer's Obligation to Close...............................................................


7.       Deliveries at Closing...................................................................................


8.       Closing and Other Costs, Adjustments and Prorations.....................................................


9.       Inspections.............................................................................................


10.      Escrow Agent............................................................................................


11.      The Seller's Representations and Warranties.............................................................


12.      The Buyer's Representations and Warranties..............................................................


13.      Covenants of the Seller Pending Closing.................................................................


14.      Eminent Domain..........................................................................................


15.      Casualty................................................................................................

                                       i



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
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
                                                                                                              Page

16.      Casualty Termination Rights.............................................................................


17.      Remedies Upon Default...................................................................................


18.      Notices.................................................................................................


19.      Brokerage Commissions...................................................................................


20.      Indemnification.........................................................................................


21.      Miscellaneous Provisions................................................................................



     Attachments:

     Exhibit A-1             -      Description of Premises - Billerica Property
     Exhibit A-2             -      Description of Premises - Denver Property
     Exhibit B-1             -      Permitted Exceptions - Billerica Property
     Exhibit B-2             -      Permitted Exceptions - Denver Property
     Exhibit C               -      Surveyor's Certificate
     Exhibit D               -      Lease
     Exhibit E               -      Architect's Certificate
     Exhibit F               -      Civil Engineer's Certificate
     Exhibit G-1             -      Special Warranty Deed (Denver Tech)
     Exhibit G-2             -      Quitclaim Deed (Billerica)
     Exhibit H-1             -      Warranty Assignment of Licenses, Permits, Plans, and
                                    Warranties
     Exhibit H-2                    Warranty Assignments of Contracts
     Exhibit I               -      Special Warranty Bill of Sale
     Exhibit J-1             -      Financial Statements - PAH Billerica Realty Company, LLC
     Exhibit J-2             -      Financial Statements - WII Denver Tech, LLC
     Exhibit K               -      Special Warranty Bill of Sale (Tenant's Personal
                                    Property)
     Exhibit L               -      Conversion Cost Earn-Out Guaranty
     Exhibit M                      Representation and Warranty Disclosure Statement

                          PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT made and entered into as of the Effective Date set forth herein, by and between WII DENVER TECH, LLC, a Delaware limited liability company and PAH BILLERICA REALTY COMPANY, LLC, a Delaware limited liability company, as seller, and CNL HOSPITALITY CORP., a Florida corporation, or its assigns, as buyer, and joined by WYNDHAM INTERNATIONAL, INC., a Delaware corporation;


                              W I T N E S S E T H:

     WHEREAS, the Seller (this and other capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Section 1 of this Agreement) is the fee simple owner of all of the Properties; and

     WHEREAS, Seller is a majority-owned subsidiary of Wyndham; and

     WHEREAS, Buyer desires to purchase from Seller all right, title and interest in and to the Properties upon the terms and conditions hereinafter set forth; and

     WHEREAS, the Seller desires to sell to Buyer all right, title and interest in and to the Properties upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used in this Agreement the following capitalized words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

     a. "Act of Bankruptcy" shall mean if a party hereto or any general partner or member thereof or Tenant shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or all of or a substantial part of its property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect, (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts,
(g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (h) take any corporate or partnership action for the purpose of effecting any of the foregoing; or if the proceeding or case shall be commenced, without the application or consent of a party hereto or any member or general partner thereof, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner, (2) the appointment of a receiver, custodian, trustee or liquidator for such party or general partner or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereinafter in effect) judgement or decree approving or ordering any of the foregoing shall be entered and continue unstated and in effect, for a period of 60 consecutive days.

     b. "Agreement" shall mean this Purchase and Sale Agreement, together with any and all exhibits and schedules attached hereto, as it and they may be amended from time to time.

     c. "Architect" shall mean Jackson & Ryan Architects with respect to the Denver Property and Jackson & Ryan Architects with respect to the Billerica Property.

     d. "Architect's Contract" shall mean, with respect to the Denver Property, the Standard Form of Agreement Between Owner and Architect (AIA Document B141) between the Seller (or its predecessor in interest who actually constructed the Improvements) and Jackson & Ryan Architects, dated June 1, 1998, and, with respect to the Billerica Property, the Standard Form of Agreement Between Owner and Architect (AIA Document B141) between the Seller (or its predecessor in interest who actually constructed the Improvements) and Jackson & Ryan Architects, dated January 12, 1998.

     e. "Assignment" as defined in Section 7.a.iii hereof.

     f. "Billerica Property" shall mean the Property located in Billerica, Massachusetts.

     g. "Bill of Sale" as defined in Section 7.a.iv hereof.

     h. "Buyer" shall mean CNL Hospitality Corp. or its assigns.

     i. "Closing Date" as defined in Section 4 hereof.

     j. "Closing" shall mean the consummation of the purchase and sale of the Properties in accordance with the terms of this Agreement.

     k. "Construction Contract" shall mean, with respect to the Denver Property, the Standard Form of Agreement Between Owner and Construction Manager where the Construction Manager is also the Constructor between the Seller (or its predecessor in interest who actually constructed the Improvements) and Hensel Phelps Construction Company, as Contractor, dated September 14, 1998 and, with respect to the Billerica Property, Standard Form of Agreement Between Owner and Contractor, between the Seller (or its predecessor in interest who actually constructed the Improvements) and Suffolk Building Corp., as Contractor, dated May 7, 1998.

     l. "Contractor" shall mean Hensel Phelps Construction Company, with respect to the Denver Property, and Suffolk Building Corp., with respect to the Billerica Property.

     m. "Contracts" shall mean, with respect to any Property, all service, supply, sign, maintenance, management, operation, equipment, concession, utility and other personal property or service contracts, agreements or leases relating to the operation, maintenance, ownership, construction or repair of the Premises and all space leases, if any, affecting the Premises or any part thereof, including the Management Agreement.

     n. "Conversion Costs Earn-Out" shall mean the additional Purchase Price defined and contemplated in Section 3.e hereof.

     o. "Conversion Cost Earn-Out Guaranty" shall mean the Guaranty of CNL Hospitality Properties, Inc. in the form attached hereto as Exhibit "L".

     p. "Denver Property" shall mean the Property located in Denver, Colorado.

     q. "Earnest Money Deposit" shall mean the Initial Earnest Money Deposit, the Second Earnest Money Deposit and the Extension Earnest Money Deposit, as well as all interest earned thereon in the interest-bearing money market account in which Escrow Agent is required to place the Earnest Money Deposit.

     r. "Effective Date" of this Agreement shall mean that date upon which the last of the Seller, the Buyer, Wyndham and Escrow Agent has executed this Agreement. s. "Engineer" shall mean Martin & Martin Consulting Engineers with respect to the Denver Property and Beals Associates, Inc. with respect to the Billerica Property.

     t. "Engineer's Contract" shall mean, with respect to the Denver Property, the Engineer's Contract for the Improvements between the Seller (or its predecessor in interest who actually constructed the Improvements) and Martin & Martin Consulting Engineers, as Engineer and, with respect to the Billerica Property, the Engineer's Contract for the Improvements between the Seller (or its predecessor in interest who actually constructed the Improvements) and Beals Associates, Inc., as Engineer.

     u. "Escrow Agent" shall mean Land America Financial Group, Inc. whose address is set forth in Section 18 hereof.

     v. "Final Plans" shall mean, with respect to each Property, the final "as-built" plans and specifications and project costs for the Improvements which are to be furnished by the Seller to Buyer pursuant to Section 5.a.i (3) of this Agreement.

     w. "Financial Information" shall mean, with respect to each Property, operating and income statements, covering the period from the opening of the Property through February 2000, the five (5) year income proforma, and the approved operating and capital budget for calendar year 2000, for or affecting or relating to the Property.

     x. "Financial Statements" as defined in Section 11.n hereof.

     y. "Hazardous Materials" shall mean, with respect to any Property, all toxic or hazardous materials, chemicals, wastes, pollutants or similar substances, including, without limitation, Petroleum (as hereinafter defined), asbestos insulation and/or urea formaldehyde insulation, which are regulated, governed, restricted or prohibited by any federal, state or local law, decision, statute, rule, regulation or ordinance currently in existence or hereafter enacted or rendered (hereinafter collectively referred to as the "Hazardous Materials Laws") including, but not limited to, those materials or substances defined as "hazardous substances," "hazardous materials," "toxic substances" or "pollutants" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., and any applicable statutes, ordinances or regulations under the laws of the State in which the Premises are located, and any rules and regulations promulgated thereunder, all as presently or hereafter amended. "Petroleum" for purposes of this Agreement shall include, without limitation, oil or petroleum of any kind and in any form including but not limited to oil, petroleum, fuel oil, oil sludge, oil refuse, oil mixed with other waste, crude oil, gasoline, diesel fuel and kerosene.

     z. "Improvements" shall mean, with respect to any Property, all buildings (consisting of the Wyndham Billerica Hotel and the Wyndham Denver Tech Center
Hotel) and other related improvements, including but not limited to all pavement, access ways, curb cuts, parking, kitchen and support facilities, meeting and conference rooms, swimming pool facilities, recreational amenities, office facilities, drainage systems and facilities, landscaping, air ventilation and filtering systems and facilities and utility facilities and connections for sanitary sewer, potable water, irrigation, electricity, telephone, cable television and natural gas, if applicable, to the extent the same form a part of the Premises and all appurtences thereto acquired by Buyer in connection with Buyer's acquisition of the Properties pursuant to the terms of this Agreement.

     aa. "Initial Earnest Money Deposit" shall mean the deposit by wire transfer of $200,000.00 to be given by Buyer to Escrow Agent pursuant to Section 3 of this Agreement, as well as all interest earned thereon in the interest-bearing money market account in which Escrow Agent is required to place the Initial Earnest Money Deposit.

     bb. "Inspection Period" shall mean that period of time starting on the Effective Date of this Agreement and terminating on May 30, 2000.

     cc. "Lease" shall mean, in respect of each Property, the Lease Agreement to be entered into at Closing between Buyer, as Landlord and Tenant, as Tenant, pursuant to which Tenant shall lease the Premises, Improvements, Personal Property and Miscellaneous Hotel Assets with respect of such Property from Buyer, the form of which Lease is attached hereto as Exhibit D and by this reference made a part hereof.

     dd. "Management Agreement" shall mean, with respect to the Denver Property, the Management Agreement for the Improvements comprising the Wyndham Denver Tech

Center Hotel between the Tenant and Manager to be entered into at Closing, and, with respect to the Billerica Property, the Management Agreement for the Improvements comprising the Wyndham Billerica Hotel between the Tenant and Manager to be entered into at Closing.

     ee. "Manager" shall mean Wyndham Management Corporation, a Delaware corporation, for and with respect to both the Wyndham Denver Tech Center Hotel and the Wyndham Billerica Hotel.

     ff. "Miscellaneous Hotel Assets" shall mean, with respect to each Property, all contract rights, leases, concessions, trademarks, service marks, logos, names of hotel and hotel restaurants and other food and beverage outlets, technology and technical information, copyrights, warranties, plans, drawings and other items of intangible personal property relating solely to the operation of each Property, and to be assigned to Buyer at Closing in accordance with Exhibit "H- 1" attached hereto and by this reference made a part hereof, excluding the Contracts and Permits, cash or other funds, whether in petty cash or hotel banks or on deposit in bank accounts or in transfer for deposit as of the date of closing, utility and similar deposits, and insurance or other prepaid items or books and records, except to the extent that the Seller receives a credit on the closing statement for any such items, and excluding Wyndham Intangible Personal Property.

     gg. "Monetary Encumbrances" shall mean, with respect to each Property, any and all delinquent taxes, mortgages, deeds of trust, security agreements, mechanics liens, tax liens, or other similar liens or charges in a fixed sum or capable of computation as a fixed sum which were created or expressly assumed by Seller, or which encumber the Property or Seller's interest therein, which Monetary Encumbrances shall be reflected in Schedule B-I of the Title Commitment.

     hh. "NOI" as defined in Section 3.e.i hereof.

     ii. "PAH" shall mean PAH Billerica Realty Company, LLC, a Delaware limited liability company.

     jj. "Payment and Performance Bonds" as defined in Section 5.a.i (7) hereof.

     kk. "Permits" shall mean, with respect to each Property, all of the governmental permits, including licenses and authorizations, required for the construction, ownership and operation of the Improvements, including without limitation certificates of occupancy, building permits, signage permits, liquor licenses, site use approvals, zoning certificates, environmental and land use permits and any and all necessary approvals from state or local authorities and to be assigned to Buyer at Closing in accordance with Exhibit "H-1" attached hereto and by this reference made a part hereof, excluding liquor licenses and those licenses and permits relating solely to the operational business of each Property, such as, for example, innkeeper licenses.

     ll. "Permitted Exceptions" shall mean, with respect to each Property, those items described on Exhibit B-1 and B-2 attached hereto and by this reference made a part hereof, and other matters deemed to be Permitted Exceptions as provided in the last paragraph of Section 5.c(vi) of this Agreement.

     mm. "Personal Property" shall mean, with respect to any Property, all of the furniture, fixtures, equipment, appliances, machinery, furnishings, carpets, drapes, service and maintenance equipment, tools, signs, landscaping equipment, telephone and other communications equipment, pool equipment, television and antenna equipment, television and video equipment, intercom equipment and systems, and any other personal property used or usable in connection with the operation of such Property, including, but not limited to, those items more particularly described in the purchase orders to be attached at Closing to the Warranty Bill of Sale referenced in Schedule "I". The Personal Property shall not include leased items or items owned by third parties which are subject to a written contract or agreement or which are owned by guests. Further, the Personal Property shall not include the Tenant's Personal Property, as hereafter defined.

     nn. "Premises" shall mean, in respect of the Denver Property, that certain parcel of real property containing an area of approximately 4.049 acres and in respect of the Billerica Property that certain parcel of real property containing an area approximately 10.01 acres, both being more particularly described on Exhibit A-1 and A-2 attached hereto and by this reference made a part hereof, together with all of the Improvements, tenements, hereditaments and appurtenances belonging or in any way appertaining to such Properties, which the Seller of each such Property may now own or hereafter acquire with respect thereto, and all of such Seller's rights, title and interest in and to (i) any and all property lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining such real property to the center line thereof, (ii) any strips and gores of land adjacent to, abutting or used in connection with such real property, and (iii) any easements and rights, if any, inuring to the benefit of such real property or to the Seller in connection therewith.

     oo. "Property" shall mean with respect to each of the Billerica Property and the Denver Property, the Premises, the Permits, the Personal Property and the Seller's entire right, title and interest in the Miscellaneous Hotel Assets, and those Contracts, if any, to be assigned to Buyer pursuant to the terms of this Agreement, all of which relate to each of the Wyndham Billerica Hotel and the Wyndham Denver Tech Center Hotel.

     pp. "Properties" shall mean, collectively, each and every Property.

     qq. "Purchase Price" shall, subject to adjustment as referenced in Section 3.e, mean $25,092,00.00 with respect to the Billerica Property and $18,353,000.00 with respect to the Denver Property, for an aggregate purchase price of $43,445,000.00 for the Properties.

     rr. "Quitclaim Deed" as defined in Section 7.a.ii.


     ss.  "Representation  and  Warranty  Disclosure  Statement"  as  defined in
Section 11.

     tt. "Seller" shall mean (a) with respect to the Denver Property described on Exhibit A-1 attached hereto, WII and (b) with respect to the Billerica Property described on Exhibit A-2 attached hereto, PAH.

     uu. "Second Earnest Money Deposit" shall mean the deposit by wire transfer of $1,800,000.00 to be given by Buyer to Escrow Agent pursuant to Section 3.b of this Agreement, as well as all interest earned thereon in the interest bearing money market account in which the Escrow Agent is required to place the Second Earnest Money Deposit.

     vv. "State" shall mean with respect to each Property, the state in which each such Property is located.

     ww. "Tenant" shall mean and refer to a single purpose entity to be formed by Seller or Wyndham as contemplated by the Lease, whose sole business shall be to lease and operate the Properties. Buyer shall, during the Inspection Period, have the right to approve the Tenant, which approval will not be unreasonably withheld or delayed. In addition, the Tenant shall have no material liabilities, direct or contingent except for those outlined in the Lease with respect to such Property.

     xx. "Tenant's Personal Property" shall mean, with respect to each Property, all of the inventory of food and beverages (opened and unopened excluding alcoholic beverages) as well as all operating supplies such as guest supplies, linens, towels, paper goods, soaps, cleaning supplies, uniforms, food, beverages, consumables, guest supplies, china, glassware, silverware, vehicles, vehicle supplies, gasoline, fuel oil, working capital, bank account balances, software and other miscellaneous supplies and consumables utilized in connection with the operation of such Property.

     yy. "Threshold Amount" shall have meaning as defined in Section 16 hereof.

     zz. "Title Commitment" as defined in Section 5.c(vi) hereof.


     aaa. "Title Company" shall mean Lawyers' Title Insurance Corporation which shall issue the owner's policy of title insurance required hereunder by and through such agent, if any, as it shall select.

     bbb. "WII" shall mean WII Denver Tech, LLC, a Delaware limited liability company.

     ccc. "Warranty Deed" as defined in Section 7.a.ii.

     ddd.  "Wyndham"  shall  mean  Wyndham   International,   Inc.,  a  Delaware
corporation.

     eee.  "Wyndham   Billerica  Hotel"  shall  mean  the  210  room  hotel  and
Improvements associated therewith situated on the Billerica Property.

     fff. "Wyndham Denver Tech Center Hotel" shall mean the 180 room hotel and Improvements associated therewith situated on the Denver Property.

     ggg. "Wyndham Intangible Personal Property", shall mean with respect to each Property, Seller's proprietary intellectual property, software, manuals, procedures, processes and other proprietary information used in connection with the Wyndham Denver Tech Center Hotel or the Wyndham Billerica Hotel and any rights to the name "Patriot American Hospitality," "Patriot American," "Patriot" or any derivative thereof; any rights to the name "Wyndham International,"

"Wyndham" or any derivative thereof; or any rights to the names of any parent, subsidiaries, or affiliated persons of Patriot American Hospitality, Inc., Patriot American Hospitality Partnership, L.P., Wyndham International, Inc., or Wyndham International Operating Partnership, L.P., or any derivatives thereof, in each case, including all rights, trademarks, service marks, trademark or service mark registrations, trademark applications, copyrights, copyright registrations and copyright applications.

2. Purchase and Sale of Properties Subject to the terms, provisions and conditions set forth herein, the Seller hereby agrees to sell the Properties to Buyer, and Buyer hereby agrees to purchase the Properties from Seller. Notwithstanding anything in this Agreement to the contrary, Buyer shall not have the right to purchase one Property without purchasing the other Property and a default by Buyer with respect to one Property shall be a default with respect to both Properties under this Agreement. Accordingly, if for any reason other than an uncured default by Seller or Wyndham hereunder, Buyer fails to close the purchase of one of the Properties, Seller shall have the right to either (i) terminate this Agreement with respect to both Properties and collect the Deposit pursuant to Seller's remedies set forth in Article 17 hereof, by providing Buyer with written notice thereof in accordance with Section 11.b.iii. hereof or (ii) allow the Buyer, if desired by Buyer, to proceed with the purchase of one Property and not the other.

3. Purchase Price. The Purchase Price for the Properties shall be payable in the following manner:

     a. Initial Earnest Money Deposit. Upon full execution of this Agreement by all parties hereto, Buyer shall deposit with Escrow Agent by wire transfer of immediately available funds, the Initial Earnest Money Deposit hereunder, to be held and disbursed in accordance with the terms hereof.

     b. Second Earnest Money Deposit. In the event this Agreement has not been previously terminated on or before the last day of the Inspection Period, then within two (2) business days after the expiration of the Inspection Period, Buyer shall deposit with Escrow Agent by wire transfer of immediately available funds, the Second Earnest Money Deposit hereunder, to be held and disbursed in accordance with the terms hereof. Failure to timely deliver the Second Earnest Money Deposit shall be a default by Buyer hereunder.

     c. Earnest Money Deposit. After clearance of funds, Escrow Agent shall hold the Earnest Money Deposit in an interest bearing money market account at a federally insured financial institution reasonably acceptable to the Seller, Buyer and Escrow Agent, and interest earned thereon shall be reported under the United States Taxpayer Identification Number of Buyer. All interest earned on the Earnest Money Deposit, or any portion thereof, shall be deemed to constitute a portion of the Earnest Money Deposit and shall be disbursed in accordance with the terms of this Agreement.

     d. Balance of Purchase Price. The balance of the Purchase Price, less any apportionments or adjustments contemplated in this Agreement shall be paid in full by Buyer at the Closing by wire transfer of immediately available federal funds, as the Seller shall reasonably direct.

     e. Conversion Costs Earn-Out. In addition to the Purchase Price, Seller and Buyer agree that Seller shall have an opportunity following the Closing hereunder to earn additional sales proceeds in an amount not to exceed in the aggregate, One Million Three Hundred Twenty Six Thousand Seven Hundred 00/100 Dollars ($1,326,700.00) with respect to the Wyndham Billerica Hotel, and One Million One Hundred Forty Four Thousand Eight Hundred 00/100 Dollars ($1,144,800.00) with respect to the Wyndham Denver Tech Center Hotel together (the "Conversion Costs Earn-Out") subject to the terms and conditions set forth herein below. The Seller's right to receive such Conversion Costs Earn-Out shall be conditioned upon and calculated in accordance with the following:

          i. Commencing with the date which is twelve (12) months from the Closing Date, following the expiration of each whole or partial fiscal quarter thereafter until the end of the thirty-sixth (36th) month following the Closing Date, the Seller shall with respect to each Property cause the Tenant to provide to Buyer an operating statement for the preceding twelve
     (12) month period certified by Tenant's chief financial officer, (provided on a rolling basis) which reflects the earnings (exclusive of extraordinary income from capital events or extraordinary loss) before interest, taxes, depreciation and amortization for each Property during such period (the "EBITDA"). The EBITDA for each Property shall be calculated in accordance with the Uniform System of Accounts for Hotels, Ninth Edition, as published by the International Association of Hotel Accountants and adopted by the American Hotel-Motel Association, and shall specifically contemplate expenses, management fees and other fees and costs and shall be consistent with the operating statements for each Property. The parties agree, however, that for purposes of this calculation, all sums funded into the Reserve under the Lease for each Property shall be deducted from EBITDA to derive net operating income (EBITDA less all sums funded into the Reserve is herein referred to as "NOI"). The NOI for each Property shall be multiplied by a factor of 7.33 to determine the level of
     Investment/Purchase Price that is supported by the existing NOI for such Property at the time of each quarterly calculation assuming a ten and one-half (10.5%) percent Lease Rate with a 1.3 Minimum Rent Coverage ratio (e.g. Gross NOI x 7.33 = The Investment/Purchase Price) (the Investment/Purchase Price with respect to the Wyndham Billerica Hotel is referred to herein as the "Wyndham Billerica Hotel Investment/Purchase Price" and the Investment/Purchase Price with respect to the Wyndham Denver Tech Center Hotel is referred to herein as the "Wyndham Denver Tech Center Hotel Investment/Purchase Price") For the purpose of this calculation the Wyndham Billerica Hotel Investment/Purchase Price shall (i) for the initial calculation be compared with the Purchase Price paid by Buyer for the Wyndham Billerica Hotel and (ii) for all subsequent calculations, be compared with the Purchase Price paid by Buyer for the Wyndham Billerica Hotel, plus any Conversion Costs Earn-Out previously allocated to the

     Wyndham Billerica Hotel, and the difference between the two shall be the Billerica Property Earn-Out Amount. Similarly, the Wyndham Denver Tech Center Hotel Investment/Purchase Price shall be compared with the Purchase Price paid by Buyer for the Wyndham Denver Tech Center Hotel (plus any Conversion Costs Earn-Out previously allocated to such Hotel with respect to all calculations after the initial such calculation, as aforesaid) and the difference between the two shall be the Denver Tech Earn-Out Amount. The Billerica Earn-Out Amount and the Denver Tech Earn-Out Amount may be a positive or negative number depending upon whether the Investment Purchase Price for a Hotel exceeds the actual Purchase Price paid for such Hotel (plus previously allocated Conversion Costs Earn-Out, if any). For the initial such calculation, and in determining the Conversion Costs Earn-Out hereunder, the Wyndham Billerica Hotel Investment/Purchase Price and the Wyndham Denver Tech Center Hotel Investment/Purchase Price shall be aggregated, and if the same, as aggregated, exceeds the combined Purchase Price paid by Buyer for the Wyndham Billerica Hotel and the Wyndham Denver Tech Center Hotel, Buyer shall, within thirty (30) days following receipt of such operating statements supporting such determination as set forth above, advance Conversion Costs Earn-Out to the Seller equal to any such excess, up to the maximum amount of Conversion Costs Earn-Out as set forth above. For all calculations of the Conversion Cost Earn- Out after the initial first calculation described above, the Wyndham Billerica Hotel Investment/Purchase Price and the Wyndham Denver Tech Center Hotel Investment/Purchase Price shall be aggregated, and if the same, as aggregated, exceeds the combined Purchase Price paid by Buyer for the Wyndham Billerica Hotel and the Wyndham Denver Tech Center Hotel, plus the aggregate of Conversion Costs Earn-Out previously paid with respect to both Hotels, if any, Buyer shall, within thirty (30) days following receipt of such operating statements supporting such determination as set forth above, advance Conversion Costs Earn- Out to the Seller equal to any such excess, up to the maximum amount of Conversion Costs Earn-Out as set forth above. Seller shall not be obligated to refund to Buyer any Conversion Costs
     Earn-Out previously paid to Seller in the event the Conversion Costs Earn-Out calculated hereunder for any period is less than zero. Conversion Costs Earn-Out paid from time to time shall be allocated to the Wyndham Billerica Hotel and to the Wyndham Denver Tech Center Hotel based upon each hotel's respective positive Earn-Out Amount calculated on an individual Hotel basis, taking into account Earn-Out amounts, if any, previously allocated to each Hotel, in relation to the aggregate Earn-Out Amount for both Properties.

          ii. At Closing Buyer shall cause to be delivered to Seller, the Conversion Cost Earn-Out Guaranty executed by CNL Hospitality Properties, Inc., as guarantor, which guarantees payment to Seller of the Conversion Cost Earn-Out as provided herein.

          iii. Seller agrees that Seller shall be responsible for and shall pay when due, any and all costs and expenses due or payable in connection with the payment of the additional Purchase Price hereunder, including without limitation, real estate and other transfer tax and any Impositions (as defined in the Lease) due and owing in connection with the payment of the same. Seller shall also pay the costs of endorsing Buyer's title policy to increase the amount of insurance thereunder by the Conversion Cost Earn-Out and any other fees payable in connection therewith; provided, however, the cost of the endorsement for the Billerica Property shall be paid by Buyer.

          iv. From and after each payment of Conversion Cost Earn-Out as contemplated hereunder, Minimum Rent due and owing under the Lease for the Wyndham Billerica Hotel and under the Lease for the Wyndham Denver Tech Center Hotel shall be re- calculated based upon the new investment level of

     Buyer in each Property and Minimum Rent in the manner contemplated in the Lease with respect to a funding of Major Capital Expenditures by the Landlord thereunder.

          v. Nothing herein shall obligate the Buyer to pay Conversion Cost Earn-Outs except specifically in accordance with the provisions hereof. Under no circumstances shall Buyer have an obligation to pay Conversion Cost Earn-Outs hereunder for any period after the thirty-six (36) month period following the Closing Date or in excess of the Conversion Cost Earn-Outs.

          vi. Provisions of this Section shall survive the Closing hereunder.

4. Closing Date. The Closing shall take place on a date (the "Closing Date") which is not later than May 30, 2000, provided that all conditions precedent to Closing have been satisfied or waived.

5.  The Seller's Deliveries; Inspection Period.


     a.  Within five (5) days after the Effective Date of this Agreement:

          i. The Seller shall deliver to Buyer (at no cost to Buyer) copies of any and all tests, surveys, examinations, plans, permits, licenses, environmental studies or reports and other studies or investigations regarding the Premises which the Seller, its legal counsel, employees or any of its agents may have in its or their possession, custody or control, specifically including, without limitation, the following:

               (1) All existing soil, environmental reports and structural studies or surveys of the Premises.

               (2) Any letter or  certificate in the possession of Seller or any of its attorneys or agents from an appropriate municipal, county or other governmental representative confirming the zoning classification for the Premises and identifying the permitted uses under such classification.

               (3) The Final Plans.

               (4) The Permits.

               (5) Any and all warranties and guaranties pertaining to the Improvements, specifically including any manufacturer's roof membrane warranty issued with respect to the buildings comprising the Improvements.

               (6) The Construction Contract, the Architect's Contract and the Engineer's Contract.

               (7) Any and all Payment and Performance Bonds delivered by the Contractor pursuant to the terms of the Construction Contract (the "Payment and Performance Bonds").

               (8) Any and all requirements, approvals, and reports provided or issued by any non-party to this Agreement, including governmental authorities, with respect to the Final Plans, the construction of the Improvements, the Premises or the Property, including any approval of the Final Plans and the Improvements and any such party's acknowledgment that they have been completed in accordance with applicable Franchise requirements.

               (9) Copies of all purchase orders for the Personal Property and Tenant's Personal Property, including the type, quantity and purchase price and/or cost basis for each item.

               (10) Copies of all prior title policies, appraisals, licenses, permits, and leases of and with respect to or affecting the Premises or the Property.

          ii. The Seller shall deliver to Buyer (at no cost to Buyer) true and correct copies of the Contracts and any existing operation, management and/or franchise agreements pertaining to the Premises or any part thereof.

          iii. The Seller shall provide to Buyer a copy of the most recent tax bill (and paid receipt therefor if paid) with respect to ad valorem real property taxes and assessments levied or assessed with respect to the Premises.

          iv. The Seller shall deliver to Buyer true, correct and complete (in all material respects) copies of the Financial Information

          v. Buyer shall receive from Seller a true and correct copy of a Certificate of Substantial Completion executed by the Contractor and Architect.

          vi. Buyer shall receive from Seller, a copy of Seller's most recent survey for each of the Properties.

     The documents and information referenced in this Section 5 shall be utilized solely for the purpose of evaluating Buyer's proposed acquisition of the Properties. Subject to the provisions of Section 9 hereof, Buyer may also make its own independent investigations and studies with respect to the Properties and all aspects thereof. The Seller agrees to reasonably cooperate with Buyer in Buyer's investigations and studies with respect to the Properties. In the event the Closing does not occur, Buyer shall return all such documents and information provided by Seller. In the event Buyer has not received the documents and materials referenced in this Section 5 by the date that is ten
(10) days after the Effective Date, Buyer shall provide written notice to Seller ("Buyer's Notice") within said ten (10) day period setting forth which such documents and materials have not been received, failing which, Buyer shall be deemed to have received all such documents and materials at the expiration of such ten (10) day period. If any such documents and materials described in Buyer's Notice are not available to be delivered because they don't exist, or are not in the possession of Seller, its legal counsel, employees or any of its agents, Seller shall provide written notice to Buyer setting forth which such documents and materials are not so available, and upon receipt of such notice the Inspection Period shall commence. Buyer's sole remedy for such unavailability of materials and documents shall be to terminate this Agreement on or before the expiration of the Inspection Period and receive the Earnest Money Deposit or Buyer may waive such right.

          b. Buyer shall have the right, until 5:00 p.m., central time on the last day of the Inspection Period, and thereafter if Buyer does not notify Seller in writing prior to the expiration of the Inspection Period that Buyer has elected to terminate this Agreement, to enter upon each Property subject to the provisions of Section 9 hereof and to perform, at Buyer's expense, such economic, surveying, engineering, topographic, environmental, marketing and other tests, studies, reviews and investigations as Buyer may deem appropriate. If such tests, studies and investigations are acceptable to Buyer and Buyer, in Buyer's sole, absolute and unreviewable discretion, elects to purchase the Properties for the purposes contemplated by Buyer, then Buyer shall proceed with this transaction in accordance with and subject to the terms of this Agreement; provided, however, if, prior to the expiration of the Inspection Period, Buyer provides written notice to Seller and Escrow Agent that it has determined in its sole, absolute and unreviewable discretion, to terminate this Agreement, this Agreement automatically shall terminate, the Initial Earnest Money shall be promptly returned to Buyer and Buyer and Seller shall be released from all further liability or obligation hereunder except those which expressly survive termination of this Agreement. If Buyer does not provide such written notice of termination, the Initial Earnest Money Deposit and the Second Earnest Money Deposit (upon delivery pursuant to Section 3 hereof) shall become non-refundable except as otherwise expressly provided herein.

          c. Within the Inspection Period and with respect to each Premises and at Buyer's option and expense (except as otherwise provided herein and except for items xiii, xiv, and xv hereof):

               i. Buyer shall obtain a current appraisal of the Premises prepared by an MAI appraiser acceptable to Buyer, complying with all applicable statutory requirements, specifically including the Appraisal Standards for Federally- Regulated Transactions, as required by the Federal Financial Institutions Reform Recovery and Enforcement Act of 1989 ("FIRREA") and related or subsequent regulations.

               ii. Buyer shall obtain an update of the existing environmental assessment provided by Seller, or a current environmental assessment of the Premises prepared by a licensed environmental engineer acceptable to Buyer, certified to Buyer and stating whether there is any evidence of Hazardous
Materials contamination on or affecting the Premises. Said environmental assessment shall meet then current protocols established by the American Society for Testing and Materials under Designation E-1527 (Standard Practices for Environmental Site Assessments/Transaction Screen Process).

               iii. Buyer shall obtain a current "as-built" survey for each of the Properties with the seal and signature of a registered engineer or surveyor thereon, which survey shall (a) include and show the metes and bounds description of all parcels comprising the Premises, (b) indicate that all parcels comprising each of the Properties are contiguous, (c) be certified to Buyer and the Title Company, (d) show the location and dimension together with recording information of all easements which encumber or are appurtenant to the applicable Premises, and whether the same are encroached upon by the Improvements or shall interfere with the use of, or access to, the Premises, or cross the property of others in the absence of properly recorded easements therefor, (e) show the location and dimension of the Improvements (including the location and number of any parking spaces), (f) indicate whether there exists any violation of height and building restrictions and setback and parking requirements and (g) be accompanied by a certificate from the Surveyor in the form attached as Exhibit C.

               iv. Buyer shall obtain satisfactory UCC-1 searches for the Seller and Tenant.

               v. Buyer shall have approved the zoning of the Premises and its compliance with applicable zoning and subdivision laws.

               vi. Buyer shall have obtained, reviewed and approved a commitment from the Title Company for an owner's title insurance policy on the form authorized by the State with respect to the Premises, naming Buyer as the proposed insured in the amount of the Purchase Price, subject only to the Permitted Exceptions, and expressly excluding a creditors rights exception and including such endorsements and deletions available in the State and customary in similar transactions (the "Title Commitment"), together with the following:

                    (1) All exceptions and appurtenances to title referred to in the Title Commitment, including the Permitted Exceptions;

                    (2) At Buyers expense, a 50-year chain of title report evidencing the record ownership of the Premises during the preceding 50 years, accompanied by copies of the deeds and other instruments evidencing such record ownership.

     Prior to the expiration of the Inspection Period, Buyer shall provide Seller with notice of any matters set forth in the Title Commitment, the UCC-1 searches, or the as-built surveys other than the Permitted Exceptions, to which Buyer objects (the "Title Defects"). Any matter set forth in the Title Commitment, the UCC-1 searches, or the as-built surveys to which Buyer does not object within the Inspection Period shall be deemed to be a Permitted Exception. Seller may elect to cure any or all of the Title Defects except for Monetary Encumbrances which Seller shall discharge, bond against or otherwise cause the Title Company to insure over, at Closing. Provided, however, if any Monetary Encumbrance which is in dispute or which was not created or expressly assumed by Seller exceeds the sum of $1,000,000.00 singularly or in the aggregate with all other such Monetary Encumbrances for both Properties (the "Excluded Encumbrances"), Seller shall have no obligation to cure the same. In the event Seller is unable to cure or elects not to cure the Title Defect (other than Monetary Encumbrances, except for Excluded Encumbrances as aforesaid) Seller shall notify Buyer of such fact prior to the expiration of the Inspection Period. Within 5 days of receipt of such notice, and notwithstanding anything to the contrary in this Agreement, Buyer may terminate the Agreement in accordance with the provisions set forth herein and if Buyer does not so terminate within such five (5) day period, Buyer shall be deemed to have accepted title subject to the Title Defects and such Title Defects shall be deemed to be Permitted Exceptions. If Purchaser discovers any materially adverse title matter that is not disclosed in the Title Commitment, the UCC-1 searches or the surveys provided to Buyer and is not otherwise permitted under the terms of this Agreement, and if Seller is unable or elects not to cure such title matter on or prior to the Closing (except for a Monetary Encumbrance, which Seller shall be required to pay or discharge or bond against or otherwise to cause the Title Company to insure over such Monetary Encumbrance at or prior to Closing, except for Excluded Encumbrances), Buyer shall have the option (1) to waive such title matter without any abatement in the Purchase Price, in which event, such title matter shall become a Permitted Exception, or (2) to terminate this Agreement in which case the Earnest Money Deposit shall be returned to Buyer, and the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement.

          vii. Buyer shall have received and approved the Financial Information and Financial Statements.

          viii. Buyer shall have received a certificate from the Architect substantially in the form attached hereto as Exhibit E (or otherwise reasonably acceptable to Buyer), and a certificate from the Engineer substantially in the form attached hereto as Exhibit F (or otherwise reasonably acceptable to Buyer).

          ix. Buyer shall have approved the Permits, warranties, guaranties, Contracts, and agreements, copies of which the Seller is required to furnish to Buyer pursuant to Section 5 above, originals of which shall be delivered to Buyer at the Closing, unless any of such Permits must be kept at the Premises, in which event copies of such Permits shall be furnished to Buyer with a certification that the original of the same is at the Property.

          x. Buyer shall have received evidence that legally sufficient parking is available on the Premises without the benefit of, or subject to, any parking easements created on adjacent property to comply with applicable zoning requirements and that all utilities are available to and in service at the Premises.

          xi. Buyer shall have otherwise determined, in its sole and absolute discretion, that the Property is satisfactory to Buyer.

          xii. Buyer shall have determined that the Premises are a separate parcel for real estate tax assessment purposes.

         xiii. Buyer and Tenant shall have mutually agreed upon all of the terms and conditions of the Lease to be entered into at Closing. The form of the Lease is attached hereto as Exhibit D.

          xiv. Buyer and Seller shall have reasonably agreed upon the form of opinion from the Seller's legal counsel, relating to the valid existence and good standing of the Seller and Tenant, the due authorization, execution and delivery of the closing documents by the Seller and Tenant, and the enforceability of the Lease against Tenant. With respect to the Lease concerning the Billerica Property, Buyer's local counsel will issue the enforceability opinion on behalf of Seller and Seller shall pay the reasonable and customary fees and expenses of Buyer's local counsel for such opinion, up to $10,000.00.

          xv. Buyer, Tenant and Manager shall have mutually agreed upon all of the terms and conditions of the Management Agreement to be executed at Closing by Tenant and Manager following the execution of the Lease.

     If the foregoing contingencies in this Section 5.c are not satisfied or waived in writing by Buyer within the Inspection Period, Buyer shall be entitled to terminate this Agreement by delivering written notice thereof to the Seller and Escrow Agent in accordance with and subject to the provisions of Section 10.b below, whereupon the Earnest Money Deposit shall be returned to Buyer and this Agreement shall terminate and become null and void and all parties hereto shall be relieved of all obligations hereunder except as expressly provided in this Agreement. If Buyer does not terminate this Agreement on account of any of the foregoing contingencies prior to the expiration of the Inspection Period, Buyer shall be deemed to have waived its right to terminate this Agreement pursuant to this paragraph 5.c. If contingencies (xiii), (xiv) or (xv) of this
Section 5.c are not satisfied or waived in writing by Seller within the Inspection Period, Seller shall be entitled to terminate this Agreement by delivering written notice thereof to Buyer and Escrow Agent in accordance with and subject the provisions of Section 10.b below, whereupon the Earnest Money Deposit shall be returned to Buyer and this Agreement shall terminate and become null and void and all parties hereto shall be relieved of all obligations hereunder except as expressly provided in this Agreement.

6. Conditions to Buyer's Obligation to Close. Buyer's obligation to purchase the Properties on the Closing Date is subject to the satisfaction of the following contingencies and conditions, prior to Closing and with respect to each
Property:

     a. Seller shall have permitted the Buyer to conduct an inventory of the Personal Property and Tenant's Personal Property following notice from Buyer to Seller of the date and time for the conducting of such inventory. Seller shall be entitled to have a representative present to monitor and participate in such inventory.

     b. The Seller shall have delivered to Buyer any updated Financial Information for the months subsequent to February 2000.

     c. Subject to the terms of the Lease, Tenant shall have approved and accepted the Improvements and all utility services thereto and agreed to execute and deliver the Lease and accept possession of the Premises in their existing condition at Closing, and any and all conditions precedent to the Tenant's execution of the Lease and obligation to begin paying rent pursuant to the Lease shall have been satisfied.

     d. Except for untruths and inaccuracies disclosed to Buyer by Seller or otherwise actually known by Buyer prior to the end of the Inspection Period, the representations and warranties of the Seller set forth in Section 12 hereof shall be true, correct and complete in all material respects on and as of the Closing Date.

     e. No Act of Bankruptcy on the part of the Seller or Tenant shall have occurred.

     f. There shall not have been any material adverse changes to the environmental condition of the Premises from that set forth in the environmental assessment obtained by Buyer during the Inspection Period.

     g. Buyer shall have received the Title Commitment "marked-up" and effectively dated as of the Closing, deleting all requirements thereunder so as to obligate the Title Company unconditionally to issue to the Buyer an original owner's policy of title insurance in the amount of the Purchase Price subject only to the Permitted Exceptions, including such endorsements available in the applicable state and customary in like transactions which the Title Company shall have committed to issue.

     h. Title Company shall deliver to Buyer a "closing protection" or "insured closing" letter, if applicable, evidencing the authority of any agent of Title Company which conducts the Closing and issues the Buyer's owner's policy of title insurance for or on behalf of Title Company.

     i. Except for the Permitted Exceptions, and except with respect to casualty and condemnation as governed by Sections 14 and 15 hereof, the Seller shall not have taken any action or permitted any action to be taken by others from the date hereof to and including the Closing Date that would materially and adversely affect the Property and which was not actually known by Buyer prior to the expiration of the Inspection Period.

     j. There shall be no unsatisfied local, state or federal tax liens against or affecting the Seller or any audit of any of them in process which could result in a lien against the Property and which was not actually known by Buyer prior to the expiration of the Inspection Period.

     k. There shall be no changes in the form of the Lease or Management Agreement (as approved during the Inspection Period) except changes which are expressly agreed to by Buyer and Seller.

7. Deliveries at Closing. At Closing the parties shall deliver to each other the documents and items indicated below:

     a. The Seller shall deliver to Buyer with respect to each Property:

          i. An appropriate "Owner's Affidavit" of the Seller or other acceptable evidence attesting to the absence of liens or lien rights, rights of parties in possession of the Property or any part thereof and other encumbrances, other than the Permitted Exceptions, naming Buyer and Title Company as benefited parties, so as to enable Title Company to delete the "standard" exceptions for such matters from the owner's policy of title insurance and otherwise insure any "gap" period occurring between the Closing and the recordation of the closing documents.

          ii. A duly executed Special Warranty Deed (the "Warranty Deed") with respect to the Premises, subject only to the Permitted Exceptions, in substantially the form attached as Exhibit G-1 with respect to the Denver Tech Property, and a duly executed Quitclaim Deed (the "Quitclaim Deed") with respect to the Premises, subject only to the Permitted Exceptions, in substantially the form attached as Exhibit G-2 with respect to the Billerica Property.

          iii. A duly executed Warranty Assignment of Licenses, Permits, Plans, and Warranties to Buyer in the form attached as Exhibit "H-1", and a duly executed Warranty Assignment of Contracts to Tenant in the form attached as Exhibit "H-2" (together the "Assignment").


          iv. A duly executed Special Warranty Bill of Sale (the "Bill of Sale") transferring all the Seller's interest in and to the Personal Property in the form attached as Exhibit I.

          v. A duly executed Special Warranty Bill of Sale transferring all the Seller's interest in and to the Tenant's Personal Property to Tenant in the form attached hereto as Exhibit K.

          vi. The Management Agreement, which shall be in the form approved during the Inspection Period as contemplated in Section 5.c(xv) hereof.

          vii.  The  closing  certificate   required  by  the  first  unlettered
subparagraph of Section 11 following subparagraph 11(x).

          viii. Duly executed counterparts of the closing statement.

          ix. Certified copies of the organization documents of the Seller.

          x. The opinion from Seller's legal counsel referenced in Section 6.a(xiv) hereof.

          xi.   Resolutions  of  the  Seller   authorizing  and  evidencing  the
authorization, execution and consummation of this Agreement and confirming the indemnity obligation of the Seller as contemplated in Section 20 hereof.

          xii. An appropriate FIRPTA Affidavit or Certificate by the Seller, evidencing that the Seller is not a foreign person or entity under Section 1445(f)(3) of the Internal Revenue Code, as amended.

          xiii. The original Permits (if available), Construction Contract (if available), warranties and other documents (if available), copies of which were previously provided to Buyer pursuant to the terms of Sections 5 and 6 hereof, provided, if any such Permits must be kept at the Premises, copies of such Permits shall be furnished to Buyer as contemplated in Section 5 hereof.

          xiv. Such other closing documents as are reasonably or legally necessary and proper in order to consummate the transactions contemplated by this Agreement. b. Buyer shall deliver to the Seller with respect to each
Property:

          i. The Purchase Price, less all the deductions, prorations, and credits provided for herein.

          ii. Duly executed counterparts of the closing statement.

          iii. Certified copies of the organization  documents of the Buyer.

         iv.   Resolutions   of  the  Buyer   authorizing   and  evidencing  the
authorization, execution and consummation of this Agreement.

          v. An opinion from the Buyer's legal counsel, in the same form as the opinion from Seller's counsel, as approved during the Inspection Period, and relating to the valid existence and good standing of the Buyer and Landlord, the due authorization, execution and delivery of the Closing documents by the Buyer and Landlord, and the enforceability of the Lease against Landlord.

          vi. The Conversion Cost Earn-Out Guarantee

          vii. Such other closing documents as are reasonably or legally necessary and proper to consummate the transactions contemplated by this Agreement.

     c. At closing Buyer and Tenant shall execute the Lease with respect to each Property in the form of Exhibit "D" attached hereto with such additional changes, if any, as are approved by the parties during the Inspection Period.

8.  Closing and Other Costs, Adjustments and Prorations. The Closing costs shall
be allocated and other closing adjustments and  prorations  made  between   the
Seller and Buyer as follows:

     a. The Buyer shall be charged with the following items, (i) all costs and fees charged by the Escrow Agent or the Title Company; (ii) solely with respect to the Billerica Property, the cost of the Title Commitment and the owner's policy of Title Insurance issued pursuant to the Title commitment and endorsements to be issued with respect thereto; (iii) the cost of the updated or new environmental assessment and updated chain of title report and appraisal required hereunder; and (iv) legal fees and expenses of Buyer (but not of the Seller, Wyndham or Tenant). Seller and Wyndham hereby agree to reasonably cooperate with Buyer in minimizing the costs and expenses to be incurred in connection with Buyer's acquisition of the Properties, including without limitation, all closing costs and expenses to be incurred with respect to due diligence matters.

     b. The Seller shall be charged with the following items: (i) legal fee and expenses of the Seller, (ii) all real estate conveyance taxes and other transfer taxes, if any, imposed by state or local authorities (including those transfer taxes customarily paid by a grantor, if any); (iii) with respect to the Denver

Property the cost of the Title Commitment and the owner's policy of Title Insurance issued pursuant to the commitment (ALTA Form, including any additional premiums to delete the "standard" exceptions for parties in possession, matters of survey and construction lien claims, and to issue such endorsements as Buyer may request, provided the same are permitted by law and customary in similar transactions); (iv) the cost of the surveys required hereunder; (v) costs of removing any lien or assessment of a liquidated sum required to be discharged hereunder or other encumbrance required to be discharged hereunder, including, without limitation, any prepayment penalties or fees incurred in connection therewith; (vi) to the extent not theretofore paid by the Seller, the matters referenced in Section 8.e and f of this Agreement; (vii) any sales, gains tax, privilege tax, gross income tax, or franchise tax due or payable as a result of the consummation of this transaction; but excluding any such taxes of Buyer accruing after the Closing Date and (viii) the brokerage commission due to Broker as herein defined. In addition, the Seller shall credit to Buyer, up to $108,612.50 (i.e. up to 25 basis points of the Purchase Price), which amount shall be allocated between the Properties, as a reimbursement in part, for Buyer's actual due diligence expenses and transaction expenses to third parties (including, without limitation, architect's and engineer's reports and appraisals and legal fees). Wyndham shall be responsible for its own legal fees and expenses.

     c. Representatives of Seller, Buyer and Tenant shall make and perform any and all adjustments and prorations which are appropriate and usual for a transaction of this nature, including adjustments with respect to rent, taxes, assessments and other charges, some of which are contemplated in paragraph 8(d) hereof.

     d. Taxes, assessments, utility charges and other charges and assessments shall be prorated as of Closing, and the Seller shall be responsible for such matters relating to the period prior to Closing, Buyer shall receive a credit against the purchase price for such taxes and assessments or the Seller shall deposit such appropriate sum with Tenant and Tenant shall be responsible for such matters commencing on the Closing Date and after Closing. Pending or certified, confirmed and ratified special assessments liens as of the Closing Date are to be paid by the Seller. Provided, however, that if such assessment liens are payable in installments, the amount of the installment applicable to the period which includes the Closing Date shall be prorated based on the number of days in such period; and for all other installments, Seller shall be responsible for the payment of such installments, if any, relating to periods prior to the Closing Date and Tenant shall be responsible for the installments relating to periods commencing with and subsequent to and including the Closing Date during the term of the Lease. The Seller shall also pay and be responsible for any "rollback" taxes or retroactively assessed taxes which arise out of or relate to any use of the Premises or period of time prior to the Closing Date, or any improper or inadequate assessment of the Premises for the period prior to the Closing, which obligation shall expressly survive the Closing. Tenant shall be responsible for any "rollback" taxes which arise out of or relate to any use of the Premises on the Closing Date during the term of the Lease.

     e. Accounts payable and accounts receivable, if any, shall be the responsibility and property of the Seller for all such accounts relating to the period prior to Closing, and of Tenant for all such accounts relating to the period from and after the Closing.

     f. The Seller shall be responsible for payment of all wages and salaries payable to, and all vacation pay, pension and welfare benefits and other fringe benefits accrued with respect to all individuals employed by the Seller at the Premises relating to the period prior to Closing and Tenant shall be responsible for payment of all wages, salaries and benefits relating to the period commencing on and from and after Closing during the term of the Lease. At no time hereunder, upon Closing or under the Lease, shall any of the employees at the Premises including employees of any manager thereof, be deemed the employees of Buyer or deemed to be transferred to Buyer and the Seller shall be responsible to the extent necessary or required, for causing all employees at the Premises to be terminated as of Closing and rehired by Tenant as of the Closing, and, if required, the Seller will comply with the notice requirements under the Worker Adjustment Retraining and Notification Act ("WARN Act"), the Consolidated Omnibus Budget Reconciliation Act ("COBRA") or any similar federal, state or local legislation with respect to such employee matters. It is expressly understood and agreed that Buyer is not and shall not be responsible or liable, directly or indirectly, for payment of any benefits, severance liability, compensation, pay or other obligations, of whatever nature, due or alleged to be due to any employee of the Premises including employees of any manager thereof, or of the Seller attributable to any time period up to, upon and after Closing. There shall be no union agreements, pension plans, health plans, benefit plans, deferred compensation plans, bonus plans or vacation plans or similar agreements that shall survive Closing which shall be binding upon Buyer or enforceable against the Premises. In connection with the foregoing matters, the Seller shall indemnify, save, insure and hold harmless Buyer from and against any and all liability, loss, damage, cost and expense, including, without limitation reasonable attorney's fees and costs, in connection with or arising out of any claims by or related to the employees at the Premises pertaining to their employment arising or accruing prior to the Closing Date (and Tenant shall be liable for such claims arising or accruing from and after the Closing Date pursuant to the Lease), which indemnity and hold harmless agreement and this Section 8.5 shall expressly survive the Closing.

9. Inspections. Buyer through its agents, employees and independent contractors shall have the right from time to time during the Inspection Period and continuing through the Closing Date, upon prior notice to the Seller, to enter the Premises for the purpose of inspecting the same, performing environmental and other tests thereon and reviewing and monitoring the status of construction, if any. Buyer shall indemnify, hold harmless and defend Seller against any loss, damage, liability or claim for personal injury or property damage and any other loss, damage, liability, claim or lien arising from the acts upon the Properties by Buyer or any agents, contractors or employees of Buyer ("Buyer Parties"), but excluding any such loss, damage or claim if and to the extent caused by the gross negligence or willful misconduct of Seller. Buyer understands and agrees that any on-site inspections of the Properties shall occur at reasonable times agreed upon by Seller and Buyer and shall be conducted so as not to interfere unreasonably with the operation of the Properties and the use of the Properties by the tenants and the guests of the Properties. Seller and/or Tenant shall have the right to have a representative present during any such inspections. If Buyer desires to do any invasive testing at the Properties, Buyer shall do so only after notifying Seller and obtaining Seller's prior written consent thereto, which consent shall not be unreasonably withheld or delayed and may be subject to reasonable terms and conditions as may be proposed by Seller. Provided, however, prior to performing any invasive testing, Buyer and/or its contractor shall provide to Seller evidence of commercially reasonable insurance for such activities. Buyer shall not permit any liens to attach to the Properties by reason of such inspections. Buyer shall (i) restore the Properties, at its own expense, to substantially the same condition which existed prior to any inspections or other activities of Buyer thereon; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any other work for Buyer or Buyer Parties on the Properties. The provisions of this Section 9 shall survive any termination of this Agreement and a closing of the transaction contemplated hereby.

10. Escrow Agent. By its execution hereof, Escrow Agent shall accept the escrow contemplated herein. The Earnest Money Deposit shall be held by the Escrow Agent, in trust, on the terms hereinafter set forth.

     a. After clearance of funds, the Earnest Money Deposit shall be held by Escrow Agent in an account meeting the requirements of Section 3.c above, and shall not be commingled with any funds of the Escrow Agent or others. Escrow Agent shall promptly advise the Seller and Buyer that the Earnest Money Deposit is made and of the account number under which it has been deposited following clearance of funds.

     b. The Escrow Agent shall deliver the Earnest Money Deposit to the Seller or to Buyer, as the case may be, under the following conditions:

          i. To Buyer upon receipt of notice of termination of this Agreement by Buyer (or by Seller pursuant to the last paragraph of Section 5.c) at any time prior to the expiration of the Inspection Period.

          ii. To the Seller upon receipt of written demand therefor by Seller ("the Seller's Demand for Deposit") stating that Buyer has defaulted in the performance of Buyer's obligation to close under this Agreement or any other obligation for which the failure to perform by Buyer allows Seller to terminate this Agreement, and the facts and circumstances underlying such default, provided, however, that the Escrow Agent shall not honor such demand until more than ten (10) days have passed after the Escrow Agent shall have sent a copy of such demand to Buyer in accordance with the provisions of Section 18 of this Agreement nor thereafter, if the Escrow Agent shall have received a "Notice of Objection" (as hereinafter defined) from Buyer within three (3) business days after receipt by Buyer of such copy of the demand from Escrow Agent.

          iii.  To Buyer  upon  receipt  of  written  demand  therefor  by Buyer
     ("Buyer's Demand for Deposit") stating that this Agreement has been terminated in accordance with the provisions hereof for any reason (including, without limitations pursuant to Section 14 or 15 hereof) other than as provided in Sections 10.b(i) or (ii) above, (it being agreed by the parties that the Seller and Buyer shall not and shall have no right to, contest any termination as referenced in Sections 10.b(i)), or that the Seller has defaulted in the performance of any of the Seller's obligations under this Agreement for which the failure to perform by Seller allows Buyer to terminate this Agreement and the facts and circumstances underlying the same; provided, however, that the Escrow Agent shall not honor such demand until more than ten (10) days have passed after the Escrow Agent shall have sent a copy of such demand to the Seller in accordance with the provisions of Section 18 of this Agreement nor thereafter, if the Escrow Agent shall have received a Notice of Objection from the Seller within three (3) business days after receipt by the Seller of such copy of the demand from Escrow Agent.

     c. Within two (2) business days of the receipt by the Escrow Agent of a Seller's Demand for Deposit or a Buyer's Demand for Deposit, the Escrow Agent shall send a copy thereof to the other party in the manner provided in Section 18 of this Agreement. The other party shall have the right to object to the delivery of the Earnest Money Deposit by sending written notice (the "Notice of Objection") of such objection to the Escrow Agent in the manner provided in
Section 18 of this Agreement, which Notice of Objection shall be deemed null and void and ineffective if such Notice of Objection is not received by the Escrow Agent within the time periods prescribed in Section 10.b of this Agreement. Such notice shall set forth the basis for objecting to the delivery of the Earnest Money Deposit. Upon receipt of a Notice of Objection, the Escrow Agent shall promptly send a copy thereof to the party who sent the written demand.

     d. In the event the Escrow Agent shall have received the Notice of Objection within the time periods prescribed in Section 10.b of this Agreement, the Escrow Agent shall continue to hold the Earnest Money Deposit until (i) the Escrow Agent receives written notice from the Seller and Buyer directing the disbursement of the Earnest Money Deposit, in which case the Escrow Agent shall then disburse the Earnest Money Deposit in accordance with such joint direction, or (ii) litigation shall occur between the Seller and Buyer, in which event the Escrow Agent shall deliver the Earnest Money Deposit to the clerk of the court in which said litigation is pending, or (iii) the Escrow Agent takes such affirmative steps as the Escrow Agent may, at the Escrow Agent's option, elect in order to terminate the Escrow Agent's duties including, but not limited to, depositing the Earnest Money Deposit in the appropriate court for the County in which the Premises is located, and bringing an action for interpleader, the costs thereof to be deducted from the amount so deposited into the registry of the court; provided, however, that upon disbursement of the deposited amount pursuant to court order or otherwise, the prevailing party shall be entitled to collect from the losing party the amount of such costs and expenses so deducted by the Escrow Agent.

     e. The duties of the Escrow Agent are only as herein specifically provided, and Escrow Agent shall incur no liability whatever except for willful misconduct or gross negligence as long as the Escrow Agent has acted in good faith. The Seller and Buyer each release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of its duties hereunder.

     f. Upon making delivery of the Earnest Money Deposit in the manner herein provided, the Escrow Agent shall have no further liability hereunder.

     g. The Escrow Agent shall either execute this Agreement or indicate in writing that it has accepted the role of Escrow Agent pursuant to this Agreement which in either case will confirm that the Escrow Agent will hold the Earnest Money Deposit in escrow, pursuant to the provisions of this Agreement.

11. The Seller's and Wyndham's Representations and Warranties. In order to induce Buyer to enter into this Agreement and purchase the Properties, the Seller, and Wyndham (with respect to subsections (c) (d) (f) (j) (o) and (v) hereof), make the following representations and warranties, subject to the matters, if any, set forth on the Representation and Warranty Disclosure Statement upon each of which the Seller and Wyndham acknowledges and agrees that Buyer and its affiliates are entitled to rely and have relied, and all of which shall survive the Closing as hereinafter provided and the purchase and sale of the Properties as provided hereinafter in this Section 11:

     a. WII is a limited liability company duly formed, validly existing and in active status under the laws of the state of Delaware and is qualified to transact business in the state of Colorado and has all requisite limited liability company power and authority to carry on its business as now conducted, and to enter into and to perform its obligations hereunder and under any documents or instrument required to be executed and delivered on behalf of the Seller hereunder.

     b. PAH is a limited liability company duly formed, validly existing and in active status under the laws of the state of Delaware and is qualified to transact business in the state of Massachusetts and has all requisite limited liability company power and authority to carry on its business as now conducted, and to enter into and to perform its obligations hereunder and under any documents or instrument required to be executed and delivered on behalf of the Seller hereunder.

     c. WII and PAH are majority owned subsidiaries of Wyndham.

     d. This Agreement has been duly authorized by all necessary action on the part of the Seller and Wyndham and has been duly executed and delivered by the officer signing this Agreement on behalf of the Seller and Wyndham, constitutes the valid and binding agreement of Seller and Wyndham and is enforceable in accordance with its terms. The person executing this Agreement on behalf of the Seller and Wyndham for itself and, on behalf of the Seller and Wyndham, has the authority to do so. Furthermore, subject to any consent to the assignment of any particular Permits or Contracts required by the terms thereof, no consent, license, approval, order, permit or authorization of any governmental agency is required to be obtained or made, and no consent of any other third party is required to be obtained by the Seller or Wyndham in connection with the execution, delivery and performance of this Agreement and the consummation of any other transactions contemplated hereby.

     e. It is the Seller's intention that upon the execution and delivery of the Warranty Deed (with respect to the Denver Tech Property), Quitclaim Deed (with respect to the Billerica Property), Bill of Sale and the Assignment, all of the Seller's right, title and interest in and to the Property described therein will be transferred to Buyer or Tenant, as applicable, free and clear of all claims, demands, liens and interests of all parties whatsoever arising by, through or under Seller, save and except for the Permitted Exceptions.

     f. The execution and delivery by Seller and Wyndham of, and the performance as of the Closing Date by Seller and Wyndham of, its obligations under this Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, its organizational documents, or any material agreement, or any judgement, injunction, order, decree or other instrument binding upon Seller or Wyndham or to which the Property is subject, or result in the creation of any lien or other encumbrance on any asset of the Seller or on the Property.

     g. The documents and  information  delivered by Seller to Buyer pursuant to
Section 5.a and 6 hereof are in all material respects true, accurate and complete copies or originals of such documents which are in the possession of Seller or Seller's legal counsel, employees or agents.

     h. To the best knowledge of the Seller, the Financial Information, is true, correct and complete in all material respects.

     i. No Act of Bankruptcy has occurred or, by virtue of the closing of the transactions contemplated in this Agreement will occur, with respect to either the Seller or Tenant.

     j. To the best of Seller's knowledge and Wyndham's knowledge, the Seller possesses, and upon Closing Tenant will possess, all material Permits, licenses and approvals required by any governmental or quasi-governmental agency, body, department, commissions, board, bureau, instrumentality or officer, or otherwise appropriate with respect to the construction, ownership, operation, leasing, maintenance or use of the Property or any part thereof, each of which, to the best of Seller's and Wyndham's knowledge, is valid and in full force and effect. To the best of Seller's knowledge, no provision, condition or limitation of any of the same has been breached or violated. Further, subject to the Permitted Exceptions, to the best of Seller's knowledge, Seller is the lawful owner and holder of the Contracts and Seller has not sold, assigned, transferred, mortgaged or pledged its right, title and interest in any of the Contracts.

     k. To the best of Seller's knowledge, all federal, state and other applicable "tax returns" required to be filed by and with respect to the Seller which could result in any liability to Buyer or affect the Tenant or Property, have been filed and all "taxes" that are shown on such tax returns to be due and payable by the Seller have been paid in full. Further, no deficiencies for federal, state or other applicable taxes which could result in any liability to Buyer or affect the Tenant or Property, have been claimed, assessed or to the knowledge of the Seller proposed, against the Seller. There are no pending or to the best of Seller's knowledge, threatened audits, investigations or claims for or relating to any liability in respect of federal, state or other applicable taxes, and there are, to Seller's knowledge, no matters under discussion with any governmental authorities with respect to federal, state or other applicable taxes which could result in an assessment of federal, state or other applicable taxes against the Seller. In addition, with respect to the Billerica Property, Seller has paid or shall pay at or prior to Closing, all corporate excise tax, if any, due and owing in connection with the sale of the Billerica Property.

     l. There are no material liabilities which are or will be binding upon Buyer or the Property owing from the Seller to any third party. To the knowledge of the Seller, Seller has not received any written notice of any violation of any provision of applicable legal requirements, including, but not limited to, the Americans with Disabilities Act, the WARN Act, COBRA and those of environmental agencies, with respect to the ownership, operation, use, maintenance or condition of the Properties, which violation has not been remedied and Seller, to Seller's knowledge, has filed with and submitted to applicable governmental authorities all reporting, publishing and mitigation studies required to be filed or submitted for or with respect to the Property and its operation for hotel purposes.

     m. There are no material management, service, supply or maintenance contracts in effect with respect to the Property other than the Contracts and, to Seller's knowledge, the Seller has performed all of its material obligations under each material Contract and to Seller's knowledge no fact or circumstance has occurred, which by itself or with the passage of time or the giving of notice or both would constitute a material default under any of the material Contracts. Further, to the best knowledge of the Seller, all other parties to the material Contracts have performed all of their obligations thereunder in all material respects and are not in default thereunder. The Seller has good title to the Personal Property.

     n. Exhibit J-1 sets forth (i) the unaudited, consolidated, balance sheets and statements of income, member capital accounts and cash flow as, of and for the fiscal year ended December 31, 1999 and the unaudited updates of such balance sheets and statements for the most recent quarter end, which includes all material assets and liabilities of PAH as of the date thereof (the "PAH Financial Statements"). The PAH Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principals consistently applied and present fairly the financial condition of PAH for such periods, (including all material liabilities or obligations of any kind, whether accrued, absolute, fixed or contingent).

     Exhibit J-2 sets forth (i) the unaudited, consolidated, balance sheets and statements of income, member capital accounts and cash flow as, of and for the fiscal year ended December 31, 1999 and the unaudited updates of such balance sheets and statements for the most recent quarter end, which includes all material assets and liabilities of WII as of the date thereof (the "WII Financial Statements"). The Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principals consistently applied and present fairly the financial condition of the WII for such periods, (including all material liabilities or obligations of any kind, whether accrued, absolute, fixed or contingent). The PAH Financial Statements and the WII Financial Statements are herein together referred to as the "Financial Statements."

     o. There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorship or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debt or relief law filed by or to the knowledge of Seller or Wyndham, pending against the Seller, Wyndham or the Property.

     p. To the best knowledge of the Seller, neither the Property, nor any portion thereof is listed or eligible to be listed in any national, state or local register of historic places or areas.

     q. As of the Closing Date there shall exist no event which gives rise to any claim against the Property or Buyer under any management agreement or from any manager of the Property and all management commissions and fees under any management agreement shall have been paid in full by the Seller.

     r. There is no pending or, to the Seller's knowledge, threatened litigation or other proceeding affecting the title to or the use or operation of the Property.

     s. The Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and the Seller shall certify its taxpayer identification number at Closing.

     t. To the best knowledge of the Seller, there are no federal, state, county or municipal plans to restrict or change access from any highway or road to the Premises.

     u. To the best knowledge of the Seller, except as disclosed by any reports and materials delivered to or obtained by Buyer hereunder, the Improvements have been constructed in a good, substantial and workmanlike manner in accordance with (i) the Final Plans and (ii) applicable building codes, laws and regulations.

     v. To the best knowledge of the Seller and Wyndham, except as disclosed by any reports and materials delivered to or obtained by Buyer hereunder: no Hazardous Materials are, or, have been, stored, treated, disposed of or incorporated into, on or around the Premises in violation of any applicable statutes, ordinances or regulations; the Premises are in compliance with all applicable environmental, health and safety requirements; any business currently or, heretofore operated on the Premises has disposed of its waste in accordance with all applicable statutes, ordinances and regulations; and Seller and Wyndham have no notice or knowledge of any pending or threatened action or proceeding arising out of the condition of the Premises or any alleged violation of environmental, health or safety statutes, ordinances or regulations.

     w. To the best knowledge of Seller, except as disclosed by any reports and materials delivered to or obtained by Buyer hereunder, there are no material structural or mechanical defects in the Property.

     x. That, to the best of Seller's knowledge, the Contractor and all subcontractors and other materialmen performing work on each Property have been paid in full and Seller has obtained a final lien waiver and release of lien in connection therewith and all "punch list" items with respect to the Improvements have been completed.

     All of the representations and warranties of the Seller set forth herein and elsewhere in this Agreement shall be true upon the execution of this
Agreement and shall be reaffirmed and repeated in writing at and as of the Closing Date except for any inaccuracies or changes detailed in the Representation and Warranty Disclosure Statement executed by Seller at or prior to closing, by their execution of a closing certificate to that effect. Further, all representations and warranties concerning (i) tax matters shall survive Closing for the duration of any statute of limitations applicable thereto including any extensions thereof, (ii) title shall survive forever; and (iii) any other matter shall survive Closing for a period of one (1) year. Provided, however, that any representations of Seller which are actually known by Buyer to be inaccurate based upon written disclosures from Seller to Buyer delivered prior to the end of the Inspection Period or disclosed by any reports and materials delivered to or obtained by Buyer hereunder or otherwise actually learned by Buyer during Buyer's Inspection of the Property, shall be deemed waived and shall not give rise to any post-Closing liability for Seller or right of Buyer to terminate this Agreement by Buyer should Buyer elect to proceed with the purchase of the Property following the expiration of the Inspection Period.

In addition, any representations which become known to Buyer subsequent to the Inspection Period and prior to Closing as a result of Seller's written disclosure thereof or disclosure in any reports and materials delivered to or obtained by Buyer hereunder, or which are otherwise actually learned by Buyer subsequent to the Inspection Period and prior to Closing, will not result in any Post Closing liability for such inaccurate representation should Buyer elect to proceed to Close the purchase of the Property notwithstanding such disclosed or learned inaccurate representation.

     As used in this Agreement, the phrases "to Seller's knowledge" or "to the best of Seller's knowledge" or to "Wyndham's knowledge" or "to the best of Wyndham's knowledge" or words of similar import shall mean the actual (and not constructive or imputed) knowledge, without independent investigation or inquiry, of John Bohlmann or Judy Hendrick, or Mark Keiser, or Willy Geiler, or each Property general manager or each Property regional manager (and any subsequent officer of Seller or Wyndham serving in such capacity of any of the aforesaid having direct oversight responsibility for transactions contemplated hereby).

     As referenced in this Section 11, at or prior to Closing, Seller may deliver to Buyer the Representation and Warranty Disclosure Statement which discloses to Buyer any changes in a Representation or Warranty in this Agreement which makes any Representations or Warranties given hereunder untrue (the "Representation and Warranty Disclosure Statement"). The form of the Representation and Warranty Disclosure Statement is attached hereto as Exhibit "M".

12. The Buyer's Representations and Warranties. In order to induce Seller to enter into this Agreement and sell the Properties, the Buyer, makes the following covenants, agreements, representations and warranties, upon each of which the Buyer acknowledges and agrees that Seller and its affiliates are entitled to rely and have relied:

     a. Buyer is duly formed, validly existing and in active status under the laws of the state of Florida and is qualified to transact business in the state of Florida and has all requisite power and authority to carry on its business as now conducted, and to enter into and to perform its obligations hereunder and under any documents or instrument required to be executed and delivered on behalf of the Buyer hereunder.

     b. This Agreement has been duly authorized by all necessary action on the part of the Buyer and has been duly executed and delivered by the person signing this Agreement on behalf of the Buyer, constitutes the valid and binding agreement of Buyer and is enforceable in accordance with its terms. The person executing this Agreement on behalf of the Buyer has the authority to do so. Furthermore, no consent of any other third party is required to be obtained by Buyer in connection with the execution, delivery, and performance of this Agreement and the consummation of any other transaction contemplated hereby.

     c. The execution and delivery of, and the performance by Buyer of its obligations under this Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, its organizational documents, or any agreement, judgement, injunction, order, decree or other instrument binding upon Buyer or to which the Property is subject, or result in the creation of any lien or other encumbrance on any asset of the Buyer or on the Property.

     d. No Act of Bankruptcy has occurred or, by virtue of the closing of the transactions contemplated in this Agreement will occur, with respect to the Buyer.

     In the event that the Seller discovers or determines that any of the representations of Buyer set forth hereinabove are not true and correct when made or as of the Closing Date, Seller shall have the option to terminate this Agreement by written notice to Buyer and Escrow Agent, whereupon the Earnest Money Deposit shall be returned to Buyer and neither Buyer nor Seller shall have any further obligation hereunder except those which by the terms of this Agreement expressly survive a termination of this Agreement.

     As used in this Agreement, the phase "to Buyer's knowledge" or words of similar import shall mean the actual (and not constructive or imputed) knowledge, without independent investigation or inquiry, of Charles A. Muller,
C. Brian Strickland and Gregory A. Denton.

13. Covenants of the Seller Pending Closing. Between the date hereof and the Closing Date:

     a. Except for amendments made and contracts entered into in the ordinary course of business in accordance with established practices of Seller and Wyndham which would be permitted under the Lease or except as required by the terms hereof and which does not and will not (and which will not have the potential to) affect the title to either of the Properties or Buyer's interest therein, the Seller shall not amend or modify any of the Contracts or Permits nor enter into any agreements or contracts for services or otherwise that may be binding upon the Improvements or Properties or upon the Buyer subsequent to Closing. Further, Seller shall not grant any easements or licenses affecting the Premises, or either of them, nor take any legal action in connection with the Properties or either of them, which will affect the title to either of the Properties (except for easements, licenses or legal actions which would be permitted under the Lease and for which Seller shall promptly notify Buyer of the its intended action), nor enter into any leases of space in the Premises, except those permitted by the Lease (and of which Seller shall promptly notify Buyer) without the express prior written consent of Buyer. Buyer's consent may be withheld at Buyer's sole option; however, Buyer's response to any of the foregoing shall not be unreasonably delayed and, if denied, shall be accompanied by a reasonably detailed explanation of the reason for such denial. Further, if Buyer does not disapprove any request within five (5) business days of receipt of a written request, the same shall be deemed approved.

     b. The Seller shall within two (2) business days following receipt thereof (or the day of receipt if received the day prior to the Closing Date) provide Buyer with copies of any letters or notices which, to the knowledge of the Seller, are received by the Seller relating to or in any manner affecting either of the Properties in a material, adverse manner.

     c. The Seller shall, at no expense to the Seller, reasonably cooperate with Buyer in connection with Buyer's obtaining any insurance which may be required to be maintained by Buyer with respect to the Premises following the Closing.

     d. The Seller will continue operating, the hotel operation at the Premises in as good or better manner as it has been operating since opening. The Seller will maintain adequate levels of Personal Property and operating supplies and equipment necessary to operate the Premises. The Seller will also (i) comply with all laws and material contracts affecting the Premises and will maintain all material Permits and Contracts in good standing; (ii) maintain and repair the Premises and Improvements in the ordinary course of business and in accordance with Wyndham's past practices; and (iii) promptly after obtaining knowledge thereof, notify Buyer in writing of any material adverse change in the condition of the Premises or Improvements.

14. Eminent Domain. If prior to the date of the Closing, Seller acquires knowledge of any pending or threatened action, suit or proceeding to condemn or take all or any part of the Premises under the power of eminent domain, then Seller shall immediately give notice thereof to Buyer. If such condemnation gives Tenant, or will upon execution of the Lease, give Tenant the option to terminate the Lease, this Agreement shall be null and void, whereupon the full amount of the Earnest Money Deposit shall be paid by Escrow Agent to Buyer, and all parties shall thereupon be relieved of all further liability hereunder except as expressly provided in this Agreement. If such condemnation does not give Tenant the option to terminate the Lease, and if the Seller or its lender, if any, agrees to make the proceeds of any condemnation award available for reconstruction of the Improvements, then the Seller will promptly commence the reconstruction and the parties shall proceed with the Closing in accordance with, and subject to, the terms hereof. All excess proceeds of such condemnation shall be delivered to Buyer at closing or credited against the Purchase Price and applied as provided in the Lease.

15. Casualty. If prior to the date of the Closing, the Premises, or any portion thereof, shall be damaged or destroyed by reason of fire, storm, accident or other casualty, then the Seller shall promptly give notice thereof to Buyer. If such casualty, under the terms of the Lease, gives Tenant the option to terminate the Lease, this Agreement shall be null and void, whereupon the full amount of the Earnest Money Deposit shall be paid by Escrow Agent to Buyer, and all parties shall thereupon be relieved of all further liability hereunder, except those which by the terms of this Agreement expressly survive a termination of this Agreement. If such casualty would not give Tenant the option to terminate the Lease, and if the Seller or its lender, if any, agrees to make the proceeds of insurance available for reconstruction of the Improvements, then the Seller shall reconstruct the Improvements to the condition existing prior to such casualty, and in accordance with the applicable terms of the Lease governing casualty and repair during the term of the Lease, and the Closing will occur within thirty (30) days following the completion of such reconstruction and issuance of a final certificate of occupancy in accordance with, and subject to the terms hereof. In such event, all such proceeds of any insurance (other than the proceeds of business interruption insurance applicable to the period prior to the Closing Date) will be applied toward reconstruction. In the event Buyer, at its option, elects to close this transaction prior to the completion of restoration, then the proceeds of any insurance will be assigned to Buyer and the Seller will credit Buyer at Closing with an amount equal to the deductible under the applicable insurance policy.

16.  Casualty Termination Rights.

     Notwithstanding the provisions of Sections 14 and 15 hereof, Seller and Buyer acknowledge and agree that in the event of a condemnation or taking in excess of the Threshold Amount, as hereafter defined, or in the event of a casualty resulting in damage to the Property in excess of the Threshold Amount, then either Seller or Buyer may terminate this Agreement by notice to the other party given within fifteen (15) days following the determination of the extent of damage resulting from a condemnation, taking or casualty, as mutually agreed upon by Buyer and Seller. For purposes hereof, the Threshold Amount for each Property separately shall be $1,000,000.00.

17.  Remedies Upon Default.


     a. In the event Buyer breaches or defaults under any of the terms of this Agreement prior to or on the Closing Date, the sole and exclusive remedy of the Seller shall be to receive from Escrow Agent the full amount of the Earnest Money Deposit, and Buyer shall have no right therein. Buyer and the Seller acknowledge and agree that (i) the amount of Earnest Money Deposit is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by the Seller as a result of having withdrawn the Premises from sale and the failure of Closing to occur due to a default of Buyer under this Agreement; (ii) the actual damages suffered and costs incurred by the Seller as a result of such withdrawal and failure to close due to a default of Buyer under this Agreement would be extremely difficult and impractical to determine; (iii) Buyer seeks to limit its liability under this Agreement to the amount of the Earnest Money Deposit, and any interest earned thereon if the transaction contemplated by this Agreement does not close due to a default of Buyer under this Agreement; and (iv) such amount shall be and constitute valid liquidated damages; provided, the foregoing shall not limit or reduce Buyer's indemnification obligations to Seller contained in this Agreement that survive a termination of this Agreement.

     b. In the event the Seller or Wyndham defaults under any of the terms of this Agreement on or prior to the Closing Date, Buyer as its sole and exclusive remedies (except as specified below) shall be entitled to (i) receive a refund of the Earnest Money Deposit and terminate this Agreement, or (ii) compel specific performance of this Agreement, or (iii) if specific performance is not possible because of a voluntary conveyance or encumbrance, terminate this Agreement and receive and recover from Seller or Wyndham, out of pocket costs and expenses incurred before and in connection with preparation for Closing not to exceed $250,000.00 for each Property, plus reasonable attorneys' fees and expenses of Buyer in collecting such out of pocket costs. In the event the transaction contemplated hereby closes and subsequent to Closing Buyer incurs damages resulting from a breach of any warranty or representation of Seller and/or Wyndham as of Closing, which is not discovered until after the Closing
(to the extent the same shall survive the Closing) Buyer may pursue damages against Seller and/or Wyndham, jointly or severally, provided, however, in no event shall the aggregate liability of Seller or Wyndham exceed ten (10%) percent of the Purchase Price paid for each Property plus reasonable attorneys' fees and expenses of Buyer in pursuing and collecting such damages. If Buyer desires to elect the remedy described in the foregoing clause (i), Buyer shall give the Seller written notice of any alleged default and the Seller shall have a period of five (5) business days, to cure such default and the Closing Date shall be extended accordingly if necessary. If Buyer desires to elect the remedy described in the foregoing clause (ii), Buyer's suit for a specific performance shall be filed against Seller in a court having jurisdiction in a County in the State in which the Property is located, on or before sixty (60) days following the Closing Date, failing which, Buyer shall be deemed to have elected to terminate this Agreement as provided in the foregoing clause (i). In the event Buyer timely files a suit for a specific performance, Buyer agrees to accept whatever title Seller has to the Property as of the Closing Date, subject to the Permitted Exceptions and such other liens, encumbrances or other matters (other than those Monetary Encumbrances to be paid and discharged by Seller as referenced in Section 5.c(vi), but excluding those Monetary Encumbrances which Seller is not obligated to discharge as referenced in Section 5.c(vi)) affecting title to the Property as of the original scheduled Closing Date (all of which shall for purposes of this paragraph 17.b, be deemed permitted title exceptions) with no reduction in the Purchase Price and in no event shall Seller be obligated to cure or remove or bond against any title defects, liens, encumbrances or other matters affecting title (other than Monetary Encumbrances as referenced in Section 5.c(vi) but excluding those Monetary Encumbrances which Seller is not obligated to discharge as referenced in Section 5.c(vi)).

     c. Seller and Buyer acknowledge and agree that with the exception of the failure of Buyer to deliver the Purchase Price at Closing or the failure of Buyer or Seller to deliver any Closing documents required to be delivered at Closing, in the event of any default alleged hereunder by either party, the party claiming such default shall provide written notice of the same to the defaulting party and such defaulting party shall have the period of five (5) business days to cure the same prior to being in default hereunder.

18. Notices. All notices, elections, requests and other communication hereunder shall be in writing and shall be deemed given (i) when personally delivered, or
(ii) two (2) business days after being deposited in the United States mail, postage prepaid, certified or registered, or (iii) the next business day after being deposited with a recognized overnight mail or courier delivery service, or
(iv) when transmitted by facsimile or telecopy transmission, with receipt acknowledge upon transmission; addressed as follows (or to such other person or at such other address, of which any party hereto shall have given written notice as provided herein):


     If to the Seller: WII DENVER TECH, LLC OR PAH BILLERICA REALTY COMPANY, LLC

                       c/o Wyndham International, Inc.
                       1950 Stemmons Freeway, Suite 6001
                       Dallas, Texas 75207
                       Attn: John Bohlmann
                       Phone: (214) 863-1101
                       Fax: (214) 863-1986

     with a copy to:   Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                       1700 Pacific Avenue, Suite 4100
                       Dallas, Texas 75201
                       Attn: Carl B. Lee, P.C.
                       Phone: (214) 969-2726
                       Fax: (214) 969-4343

     If to Buyer:      CNL Hospitality Corp.

                         CNL at City Commons
                         450 South Orange Ave.
                         Orlando, Florida  32801
                         Attention: Mr. Charles A. Muller
                         Phone:  (407) 650-1500
                         Fax:    (407) 650-1085

     with a copy to:     Lowndes, Drosdick, Doster, Kantor &
                         Reed, P.A.
                         215 North Eola Drive
                         Post Office Box 2809
                         Orlando, Florida  32802
                         Attention: Richard J. Fildes, Esquire or
                          William T. Dymond, Jr., Esquire
                         Phone:  (407) 843-4600
                         Fax:    (407) 843-4444

     If to Wyndham:      c/o Wyndham International, Inc.
                         1950 Stemmons Freeway, Suite 6001
                         Dallas, Texas 75207
                         Attn: John Bohlmann
                         Phone: (214) 863-1101
                         Fax: (214) 863-1986


     with a copy to:     Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                         1700 Pacific Avenue, Suite 4100
                         Dallas, Texas 75201
                         Attn: Carl B. Lee, P.C.
                         Phone: (214) 969-2726
                         Fax: (214) 969-4343

     If to Escrow Agent: Land America Financial Group, Inc.
                         100 North Tampa Street
                         Suite 2050
                         Tampa, FL 33602
                         Attention: Michael J. Moore, Esq. V.P.
                         Phone: (800) 359-0744
                         Fax: (813) 222-1464


19. Brokerage Commissions. The Seller and Buyer each warrant to the other party that no finders or brokers have been involved with the introduction of the Seller and Buyer, or Buyer and Tenant, the purchase and sale of the Property or the execution and delivery of the Lease and the leasing of the Premises pursuant thereto. In the event of a breach of the foregoing warranties, the breaching

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

party agrees to save, defend, indemnify and hold harmless the non-breaching party from and against any claims, losses, damages, liabilities and expenses, including but not limited to attorneys' fees. The obligations of this Section shall survive the Closing or earlier termination of this Agreement.

20. Indemnification. The Seller and Wyndham acknowledge and agree that Buyer does not intend to become an operator of the Premises or the hotel business conducted thereon following the Closing. Accordingly, the Seller and Wyndham hereby agree to jointly and severally indemnify, save, insure and hold harmless Buyer from and against any and all loss, cost, damage, injury or other liability
(i) for which Seller is or may be liable to parties other than Buyer or its Affiliates hereunder in accordance with or pursuant to the terms of this Agreement, including, without limitation, reasonable attorneys' fees and costs or (ii) arising out of events, acts or omissions of the Seller that occurred in connection with the ownership or operation of the Properties prior to Closing. The provisions of this Section 20 shall not apply to any loss, cost, damage, injury, or other liability with respect to Hazardous Materials or physical condition of the Property, the liability of Seller and Wyndham with respect thereto being governed by the representation of Seller and Wyndham set forth in
Section 11.

     The obligation of the Seller and Wyndham hereunder shall survive the Closing.


21.  Miscellaneous Provisions.


     a. Assignment; Binding Effect. On or before Closing, Buyer shall assign all of its rights and obligations hereunder without the written consent of the Seller to (i) CNL Hospitality Partners, LP or (ii) with the prior written consent of the Seller, which may be withheld in Seller's sole and absolute discretion, to any other third party which has the financial wherewithal in the reasonable business judgement of the Seller to perform the obligations of Buyer hereunder; provided, however, that any assignee of Buyer assumes all of the obligations of Buyer hereunder. In the event of any permitted assignment hereunder Buyer shall thereupon be relieved of all further liability under this Agreement; (other than Buyer's indemnification obligations set forth in Section 9 hereof) except that the Earnest Money Deposit shall not be released or otherwise adversely affected as a result of any such assignment. The Seller shall not, and shall have no have the right to, assign their rights and obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Buyer, the Seller and their respective successors and assigns.

     b. Captions. The several headings and captions of the Sections and subsections used herein are for convenience of reference only and shall in no way be deemed to limit, define or restrict the substantive provisions of this Agreement.

     c. Entire Agreement. This Agreement constitutes the entire agreement of Buyer and Seller with respect to the purchase and sale of the Property and supersedes any prior or contemporaneous agreement with respect thereto. No amendment or modification of this Agreement shall be binding upon the parties unless made in writing and signed by Seller and Buyer.

     d. Time of Essence. Time is of the essence with respect to the performance of all of the terms, conditions and covenants of this Agreement.

     e. Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws and customs of the state where each Property, as applicable, is located.

     f. Termination. This Agreement shall be void and of no force and effect unless signed by the Seller, Wyndham and Escrow Agent and delivered to Buyer no later than five (5) business days following the date of Buyer's execution of this Agreement.

     g. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

     h. Attorneys' Fees. In the event any party to this Agreement should bring suit against the other party in respect to any matters provided for herein, the prevailing party shall be entitled to recover from the non-prevailing party its costs of court, legal expenses and reasonable attorneys' fees based upon standard hourly rates for services rendered. As used herein, the "prevailing party" shall include, without limitation, any party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

     i. Certain References. As used in this Agreement, the words "hereof," "herein," "hereunder" and words of similar import shall mean and refer to this entire Agreement and not to any particular article, section or paragraph of this Agreement, unless the context clearly indicates otherwise.

     j. Time Periods. Unless otherwise expressly provided herein, all periods for performance, approval, delivery or review and the like shall be determined on a "calendar" day basis. If any day for performance, approval, delivery or review shall fall on a Saturday, Sunday or legal holiday, the time therefor shall be extended to the next business day.

     k. Authority. Subject to the provisions of Section 6.a.(v) and 11.d., each person executing this Agreement, by his or her execution hereof, represents and warrants that they are fully authorized to do so, and that no further action or consent on the part of the party for whom they are acting is required to the effectiveness and enforceability of this Agreement against such party following such execution.

     l. Severability. If any provision of this Agreement should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

     m. Waiver. One or more waivers of any covenant, term or condition of this Agreement by either party shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by the other party requiring such consent or

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

approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act.

     n. Relationship of the Parties. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that no provision contained herein, nor any acts of the parties hereto shall be deemed to create the relationship between the parties hereto other than the relationship of the Seller and Buyer.

     o. Confidentiality. From and after the execution of this Agreement, except as required by applicable law: Buyer, Seller and Wyndham shall keep the terms, conditions and provisions of this Agreement and all materials furnished by each of them to the other in connection with this Agreement confidential and no party shall make any public announcements hereof unless the Buyer, Seller and Wyndham first approves of the same in writing, nor shall any party disclose the terms, condition and provisions hereof except to the Securities and Exchange Commission and persons who "need to know" such as their respective officers, directors, employees, attorneys, accountants, engineers, surveyors, consultants, financiers, partners, investors, potential lessees and bankers and such other third parties whose assistance is required in connection with the consummation of this transaction. However, after closing, Buyer and Seller shall be free to disclose previously confidential information in its sole, discretion.

     p. Exhibits. The Exhibits attached hereto, and all conditions thereof, are hereby incorporated herein as if fully set forth herein.

     IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement on the date first above written.


                        BUYER:
                        -----


                        CNL HOSPITALITY CORP.,
                        a Florida corporation

                        By:  /s/ C. Brian Strickland
                            ----------------------------------------------------
                        Print Name:  C. Brian Strickland
                                     -------------------------------------------
                        Title:  Senior Vice President
                                ------------------------------------------------

                        Date:  May 16, 2000
                               -------------------------------------------------

                        SELLER:
                        ------


                        WII DENVER TECH, LLC, a
                        Delaware limited liability company

                          By: Patriot American Hospitality, Inc., as
                          managing member

                             By:  /s/ Judy Hendrick
                                 -----------------------------------------------
                             Print Name:  Judy Hendrick
                                          --------------------------------------
                             Title: Senior Vice President, Finance and Treasurer
                                    --------------------------------------------


                             Date:  May 23, 2000
                                    --------------------------------------------

                             and

                        PAH BILLERICA REALTY COMPANY,
                        LLC, a Delaware limited liability company

                        By: Patriot American Hospitality Partnership, L.P., a Virginia limited partnership

                          By: PAH GP, Inc. a Delaware corporation,
                          General Partner

                             By:  /s/ Judy Hendrick
                                  ----------------------------------------------
                             Print Name:  Judy Hendrick
                                          --------------------------------------
                             Title: Senior Vice President, Finance and Treasurer
                                    --------------------------------------------


                             Date:  May 23, 2000
                                    --------------------------------------------

                          WYNDHAM:
                          -------

                          WYNDHAM INTERNATIONAL, INC.,
                          a Delaware corporation

                          By:  /s/ John Bohlmann
                               -------------------------------------------------
                          Print Name:  John Bohlmann
                                       -----------------------------------------
                          Title:  Senior Vice President, Chief Counsel
                                  ----------------------------------------------


                          Date:  May 23, 2000
                                 -----------------------------------------------


                          ESCROW AGENT:
                          -------------

                          LAND AMERICA FINANCIAL
                          GROUP, INC.

                          By:  /s/ Dana R. Ward
                               -------------------------------------------------
                          Print Name:  Dana R. Ward
                                       -----------------------------------------
                          Title:  Senior Vice President
                                  ----------------------------------------------


                          Date:  May 24, 2000
                                 -----------------------------------------------



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